                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant [ ]
Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12

                                 METRICOM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     previously. Identify the previous filing by registration statement number,
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

                                 METRICOM, INC.
                             333 WEST JULIAN STREET
                           SAN JOSE, CALIFORNIA 95110
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 21, 2001

TO THE STOCKHOLDERS OF METRICOM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of METRICOM, INC., a Delaware corporation (the "Company"), will be held on Thursday, June 21, 2001, at 1:30 p.m., local time, at Metricom's corporate headquarters located at 333 West Julian Street, San Jose, California 95110, for the following purposes:

     1. To elect two directors to hold office until the 2004 Annual Meeting of Stockholders.

     2. To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 26, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          [SIG]
                                          Dale W. Marquart

                                          Secretary

San Jose, California
May 15, 2001

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 METRICOM, INC.
                             333 WEST JULIAN STREET
                           SAN JOSE, CALIFORNIA 95110
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 JUNE 21, 2001

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Metricom, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 21, 2001, at 1:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Metricom's corporate headquarters located at 333 West Julian Street, San Jose, California 95110. The Company intends to mail this proxy statement and accompanying proxy card on or about May 15, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of capital stock at the close of business on April 26, 2001 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 26, 2001, the Company had outstanding and entitled to vote 30,910,645 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 26, 2001, the Company also had outstanding, 63,900,000 shares of Preferred Stock. These shares have voting rights only to the limited extent provided in the Company's Restated Certificate of Incorporation or as required by law.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 333 West Julian Street, San Jose, California 95110, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission (the "SEC"), as well as the deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy, is January 16, 2002. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors authorized) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

     The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2001: Robert P. Dilworth and Ralph C. Derrickson. Each of the nominees for election to this class is currently a director of the Company. Mr. Derrickson was previously elected by the stockholders and Mr. Dilworth was elected by the Board. If elected at the Annual Meeting, each of the nominees would serve until the 2004 Annual Meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the matter at the meeting. Under the Company's Restated Certificate of Incorporation, the holders of outstanding shares of Preferred Stock are not entitled to vote those shares with respect to these nominees.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of all of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and for each of the directors continuing in office after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

RALPH C. DERRICKSON

     Ralph Derrickson, 42, has served as a director of the Company since April 1998 and as the Company's Interim Chief Executive Officer since February 2001. Mr. Derrickson has been a partner of Watershed Capital, LLC, a private equity investment firm, since September 1998. From December 1996 to September 1998, Mr. Derrickson was employed in a business development position at Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan Ventures Incorporated ("Vulcan"), the Company's largest stockholder. He also served as a Vice President of Product Development at Starwave Corporation, an internet technology company and creator and producer of online sports, news and entertainment services from June 1993 to December 1996. He has also held engineering and management positions with NeXT Computer, Sun Microsystems and Digital Research, Inc.

ROBERT P. DILWORTH

     Robert P. Dilworth, 58, has served as a director since August 1987. Since September 1999, Mr. Dilworth has been an independent consultant. From May 1998 through September 1999, Mr. Dilworth served as an Executive Vice President and a director of VLSI Technology, Inc., a semi-conductor manufacturer. Mr. Dilworth also served as President of the Company from September 1987 to March 1997 and as Chief Executive Officer of the Company from August 1987 to May 1998. Prior to joining the Company, he served as President of Zenith Data Systems Corp., a microcomputer manufacturer and a wholly-owned subsidiary of Zenith Electronics Corp., from May 1985 to November 1987. Mr. Dilworth is also a director of GraphOn Corporation, eOn Communications Corporation and Mobility Electronics, Inc.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2002 ANNUAL MEETING

DAVID M. MOORE

     David M. Moore, 45, has served as a director of the Company since January 1999. Mr. Moore has served as Business Development Director of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan, since November 1998. Mr. Moore has served as Vice President of Interval Research, a research company, since April 2000. Prior to joining Vulcan Northwest, Mr. Moore served as President of Paralex Corporation, a provider of technical due diligence and consulting services, from October 1997 to November 1998; Director of Development for Microsoft Corporation from June 1996 to October 1997; and Director of Development for the Worldwide Product Group of Microsoft Corporation from September 1988 to June 1996. Mr. Moore served as a director of BSQUARE Corporation from December 1999 to October 2000.

WILLIAM D. SAVOY

     William D. Savoy, 35, has served as a director of the Company since January 1998. Mr. Savoy has served as President of Vulcan Northwest, Inc., since November 1990 and Vice President and a director of Vulcan since November 1990. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and is a director of Charter Communications, Inc., drugstore.com, Inc., High Speed Access Corp., Infospace, Inc., Peregrine Systems, Inc., RCN Corporation, Telescan, Inc. and USA Networks, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2003 ANNUAL MEETING

JUSTIN L. JASCHKE

     Justin L. Jaschke, 42, has served as a director of the Company since June 1996. Mr. Jaschke has served as Chief Executive Officer and a director of Verio Inc., an Internet service provider, since March 1996. Prior to forming Verio, Mr. Jaschke served as Chief Operating Officer of Nextel Communications, a telecommunications company, following its merger in July 1995 with OneComm Corporation, a telecommunications company, from July 1995 to March 1996. From April 1993 to July 1995, he served as OneComm's president and a member of its Board of Directors. From May 1990 to April 1993, he served as President and Chief Executive Officer of Bay Area Cellular Telephone Company, a provider of cellular service in the San Francisco Bay Area and, from November 1987 to May 1990, as Vice President of Corporate Development for PacTel Cellular, a telecommunications company. Mr. Jaschke is also a director of Verio, Dobson Communications Corporation, Logix Communications Enterprises, Inc. and Agilera, Inc.

BRAM B. JOHNSON

     Bram B. Johnson, 54, has served as a director of the Company since August 2000. Mr. Johnson has served as the Corporate Vice President of Strategic Development of FedEx Corporation, a global transportation and logistics holding company, since 2000. From 1996 to 1999, Mr. Johnson served as Senior Vice President of Marketing of RPS, Inc., a shipping company and a division of Caliber Systems and Fedex, and had been with RPS since 1984.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 2000, the Board of Directors held three meetings. The Board has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Administration Committee. The Board does not have a nominating committee or any committee that functions as a nominating committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained, and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During fiscal 2000, the Audit Committee was composed of three non-employee directors: Messrs. Jaschke, Johnson and Savoy. Mr. Johnson replaced Mr. Cline, a non-employee director, after he resigned from the Board in August 2000. It met three times during such fiscal year. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards), except for Mr. Savoy. Mr. Savoy is affiliated with Vulcan, the Company's largest stockholder. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders for Mr. Savoy to serve on the Audit Committee because of his financial expertise and experience.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. During fiscal 2000, the Compensation Committee was composed of two non-employee directors: Messrs. Johnson and Moore. It met once during such fiscal year.

     The Non-Officer Stock Option Administration Committee administers the Company's stock option plans for non-officer employees only and makes stock option grants to such employees not in excess of 25,000 shares. All option grants in excess of this limit and all option grants to officers must be approved by the Compensation Committee. The Non-Officer Stock Option Administration Committee is composed of Mr. Derrickson, who is the Interim Chief Executive Officer of the Company.

     During fiscal 2000, all directors attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively, except for Mr. Cline, who resigned in August 2000.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee has the responsibility, under delegated authority from our Board of Directors, for providing independent, objective oversight of Metricom's accounting functions and internal controls. The Audit Committee is composed of three non-employee directors and acts under a written charter adopted and approved by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     The Audit Committee oversees Metricom's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed, with management, the audited financial statements of Metricom included in the 2000 Annual Report to Stockholders including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     In the context, the Committee has met and held discussions with management and the independent auditors with regard to the audited financial statements of the Company. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1 (Independence Discussions with Audit Committees), as amended, and have discussed with the independent auditors their independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          THE AUDIT COMMITTEE

                                          Justin L. Jaschke
                                          Bram B. Johnson
                                          William D. Savoy

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 2001 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since its inception in 1985. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Arthur Andersen LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Arthur Andersen LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     AUDIT FEES. For the fiscal year ended December 31, 2000, the aggregate fees billed by Arthur Andersen LLP for the audit of the Company's financial statements for such fiscal year and for the review of the Company's interim financial statements was $170,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. For the fiscal year ended December 31, 2000, the aggregate fees billed by Arthur Andersen LLP for information technology consulting fees was $0.

     ALL OTHER FEES. For fiscal year ended December 31, 2000, the aggregate fees billed or expected to be billed by Arthur Andersen LLP for internal audit services, tax services, filings of the Company's registration statements on Form S-3 and other professional services was $342,209.

     The Audit Committee has determined the rendering of all other non-audit services by Arthur Andersen LLP is compatible with maintaining the auditor's independence.

     The independent auditor's report of Arthur Andersen LLP on the consolidated financial statements of the Company for the three years ended December 31, 2000, dated January 30, 2001, included in the Form 10-K filed with the SEC on March 30, 2001 states that the Company has incurred recurring losses from operations and has significant financial commitments for network equipment, network construction labor and modems, its limited cash balances and financial resources, and its inability to meet some of its obligations as they come due, raise substantial doubts about the Company's ability to continue as a going concern. Other than the foregoing, Arthur Andersen LLP's report on the financial statements for the past three years contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 15, 2001, by: (a) each current director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table under the caption "Executive Compensation" below;
(c) all current executive officers and directors of the Company as a group; and
(d) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

     In addition to the outstanding Common Stock reflected in the table below, Vulcan holds 31,950,000 shares of the Company's Series A2 Redeemable Convertible Preferred Stock and WorldCom holds 31,950,000 shares of the Company's Series A1 Redeemable Convertible Preferred Stock. The shares held by Vulcan are convertible on a one-for-one basis into shares of the Company's Common Stock at Vulcan's option at any time. Accordingly, as required by applicable regulations of the SEC, the shares of Common Stock shown in the following table as being beneficially owned by Vulcan include the 31,950,000 shares of Common Stock issuable upon conversion of Vulcan's Preferred Stock. The shares of Preferred Stock held by WorldCom are convertible into shares of the Company's Common Stock, on a one-for-one basis, beginning in May 2002. Because these shares are not convertible into Common Stock within 60 days of March 15, 2001, WorldCom is not deemed to beneficially own the underlying Common Stock for purposes of the following table. If all of the Company's outstanding shares of Preferred Stock were converted into Common Stock, the percentages of Common Stock beneficially owned by Vulcan and WorldCom, respectively, would be approximately 43.3% and 33.7%.

                                                              BENEFICIAL OWNERSHIP(1)
                                                        ------------------------------------
                   BENEFICIAL OWNER                     NUMBER OF SHARES    PERCENT OF TOTAL
                   ----------------                     ----------------    ----------------
Vulcan Ventures Incorporated(2).......................     41,071,745             65.4%
  110-110th Avenue NE, Suite 550
  Bellevue, WA 98004
Ralph Derrickson(3)...................................          7,000                *
Robert P. Dilworth(3).................................         29,666                *
Timothy A. Dreisbach(3)...............................        463,172              1.5%
Justin L. Jaschke(3)..................................         54,166                *
Bram B. Johnson(3)....................................            -0-                *
Dale W. Marquart(3)...................................         93,796                *
David M. Moore(3)(4)..................................          6,416                *
Robert W. Mott(3).....................................         78,393                *
William D. Savoy(3)(4)................................         13,999                *
Robert H. Schellman(3)................................         64,582                *
James E. Wall(3)......................................         64,405                *
John G. Wernke(3).....................................         63,020                *
All executive officers and directors as a group
  (9 persons)(5)......................................     41,369,443             65.5%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by directors, executive officers and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. For purposes of this table, shares held by stockholders include any shares held as tenants in common or joint tenants with spouses. Percentages are based on a total of shares of common stock outstanding on March 15, 2001, adjusted in accordance with the rules promulgated by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are exercisable within 60 days of the date of this table and shares of Common Stock issuable to that person upon conversion of convertible preferred stock that is convertible within 60 days of the date of this table are also deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on a Schedule 13D filed with the SEC on October 28, 1993, and most recently amended on November 30, 1999. Includes 25,000 shares held by Paul Allen, the sole stockholder of Vulcan. Also includes 31,950,000 shares of Redeemable Convertible Preferred Stock held by Vulcan. Vulcan's preferred shares are convertible into shares of the Company's Common Stock, on a one-for-one basis, at Vulcan's option at any time.

(3) Includes shares of common stock subject to options and warrants exercisable within 60 days of the date of this table as follows: 7,000 for Mr. Derrickson, 4,666 for Mr. Dilworth, 438,743 for Mr. Dreisbach, 50,666 for Mr. Jaschke, 85,539 for Mr. Marquart, 6,416 for Mr. Moore, 77,393 for Mr. Mott, 13,999 for Mr. Savoy, 62,405 for Mr. Wall and 63,020 for Mr. Wernke.

(4) Includes 39,096,745 shares owned directly by Vulcan. Messrs. Moore and Savoy are affiliated with Vulcan Northwest, Inc., a venture capital fund affiliated with Vulcan. Messrs. Moore and Savoy disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. The addresses of Messrs. Moore and Savoy are the same as that of Vulcan.

(5) Includes the information reflected in the notes above, as applicable. Excludes shares beneficially owned by Timothy A. Dreisbach, Robert W. Mott, Robert H. Schellman and James E. Wall, former executive officers.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives an annual retainer of $6,000 and a per meeting fee of $1,000 (plus $250 for each committee meeting attended by committee members). In the fiscal year ended December 31, 2000, the total compensation paid to non-employee directors was $42,250. Members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board of Directors and committee meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

     Option grants under the Directors' Plan are non-discretionary. On January 1 of each year (or the next business day should such date be a legal holiday), each member of the Company's Board of Directors who is not an employee of the Company, is automatically granted under the Directors' Plan, without further action by the Company, the Board of Directors or the stockholders of the Company, an option to purchase 7,000 shares of Common Stock of the Company. No other options may be granted at any time under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the

Common Stock subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which the optionee has provided one year of continuous service as a non-employee director following the date of grant of the option. At that time, the option will become exercisable as to one-third of the option shares and one third of the option shares will become exercisable each year thereafter in accordance with its terms. The term of options granted under the Directors' Plan is 10 years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction.

     During the last fiscal year, the Company granted options covering 7,000 shares to each of Messrs. Cline, Derrickson, Dilworth, Jaschke, Johnson, Moore and Savoy, at exercise prices of $81.00 per share, except for the option granted to Mr. Johnson, which had an exercise price of $33.59 per share. The exercise prices were equal to the respective fair market values of such Common Stock on the date of grant (based on the closing sale price reported on the Nasdaq National Market for the date of grant). During fiscal 2000, no members of the Board of Directors exercised options under the Directors' Plan.

     Directors who are employees of the Company do not receive separate compensation for their services as directors.

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and the five other most highly compensated executive officers ("Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                         ------------
                                                                          SHARES OF
                                                  ANNUAL COMPENSATION    COMMON STOCK
                                         FISCAL   --------------------    UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITION(1)        YEAR    SALARY(2)   BONUS(3)    OPTIONS(#)    COMPENSATION($)(4)
    ------------------------------       ------   ---------   --------   ------------   ------------------
Timothy A. Dreisbach...................   2000     320,989    166,250      250,000            10,057
  Former President and Chief              1999     253,349    111,035       75,000             1,578
  Executive Officer                       1998     148,616     90,756      550,000             2,578
Dale W. Marquart.......................   2000     206,155     89,300      100,000             9,982
  General Counsel, Senior Vice
  President                               1999     166,291     90,578       75,000             1,251
  of Administration and Secretary         1998      83,654     45,000       75,000               258
Robert W. Mott.........................   2000     206,539     89,300      100,000             9,891
  Former Senior Vice President            1999     187,361     98,124       75,000             1,226
  of Engineering and Manufacturing        1998      53,846     85,000       75,000             1,220
Robert H. Schellman....................   2000     233,215     89,300      105,000             9,947
  Former Senior Vice President            1999      79,478     41,922      125,000             1,321
  of Network Operations and Services      1998          --         --           --                --
James E. Wall..........................   2000     233,663     95,000      100,000            10,329
  Former Chief Financial Officer          1999      86,993     45,726      125,000               449
                                          1998          --         --           --                --
John G. Wernke.........................   2000     192,499    138,150      100,000             9,891
  Senior Vice President of                1999     168,254    128,315       75,000             1,251
  Marketing and Sales                     1998      54,808     36,562       75,000               349

---------------
(1) Mr. Dreisbach resigned from the Company in February 2001. Mr. Marquart joined the Company in June 1998. Mr. Mott joined the Company in August 1998 and resigned from the Company in March 2001. Mr. Schellman joined the Company in July 1999 and resigned from the Company in

    November 2000. Mr. Wall joined the Company in August 1999 and resigned from the Company in March 2001.

(2) In accordance with the rules of the SEC, the compensation described in this table does not include medical or group life insurance or other benefits that are generally available to all salaried employees or certain prerequisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(3) For 1998, includes shares of stock issued in connection with the Company's annual bonuses paid in cash and stock. In 1998, Mr. Marquart received stock valued at $1,667, based on a per share value of $8.25, the fair market value of the Company's Common Stock on the date the bonus was paid (based on the average of the previous day's high and low sales reported in the Nasdaq National Market). Included in Mr. Mott's bonus in 1998 is an advance payment of $37,500. In 1998, Mr. Wernke received an automobile allowance of $1,662. In 1998, Mr. Dreisbach received stock valued at $90,756, based on a per share value of $7.56, the fair market value of the Company's Common Stock on the date the bonus was paid (based on the average of the previous day's high and low sales reported in the Nasdaq National Market). Includes an automobile allowance of $4,200 paid to Mr. Wernke in each of 1999 and 2000.

(4) For 1998, includes the Company's matching payment of $1,000 for each executive officer under the Company's 401(k) plan, except for Messrs. Marquart, Mott and Wernke, who received $0, $942 and $0 in matching payments, respectively. For 1999, includes the Company's matching payment of $1,000 for each executive officer under the Company's 401(k) plan, except for Mr. Wall. For 2000, includes the Company's matching payment of $1,200 for each executive officer under the Company's 401(k) plan. For 1998, includes payments for term life insurance in the amounts of $1,578, $258, $278 and $349 for Messrs. Dreisbach, Marquart, Mott and Wernke, respectively. For 1999, includes payments for term life insurance in the amounts of $578, $251, $226, $321, $449 and $251 for Messrs. Dreisbach, Marquart, Mott, Schellman, Wall and Wernke, respectively. For 2000, includes payments for term life insurance in the amounts of $1,174, $784, $514, $759, $944 and $735 for Messrs. Dreisbach, Marquart, Mott, Schellman, Wall and Wernke, respectively. For 2000, includes payments for financial counseling services in the amounts of $8,857, $8,782, $8,691, $8,747, $9,129 and $8,691 for Messrs. Dreisbach, Marquart, Mott, Schellman, Wall and Wernke, respectively.

                         COMPENSATION PURSUANT TO PLANS

     Generally, the Company grants options to its executive officers under the 1997 Equity Incentive Plan, the 1997 Non-Officer Equity Incentive Plan and the 2000 Equity Incentive Plan (the "Stock Option Plans"). As of May 8, 2001, options to purchase a total of 5,828,096 shares were outstanding under the Stock Option Plans and options to purchase 1,649,275 shares remained available for grant thereunder. Pursuant to the Stock Option Plans, in the event an optionee is terminated other than for cause within 12 months after a change in control, as defined in the plans, the options held by the optionee under the plans will become vested. For other material terms of options, please see "Change of Control and Severance Arrangements -- Employment Arrangements."

     The following tables show, for the fiscal year ended December 31, 2000, certain information regarding options granted to, exercised by and held at year end by the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               -----------------------------------------------------      VALUE AT ASSUMED
                                  NUMBER       PERCENTAGE OF                               ANNUAL RATES OF
                               OF SECURITIES   TOTAL OPTIONS                                 STOCK PRICE
                                UNDERLYING      GRANTED TO     EXERCISE                   APPRECIATION FOR
                                  OPTIONS        EMPLOYEES     OF BASE                     OPTION TERM(3)
                                  GRANTED        IN FISCAL      PRICE     EXPIRATION   -----------------------
                                  (#)(1)        YEAR(%)(2)      ($/SH)       DATE          5%          10%
                               -------------   -------------   --------   ----------   ----------   ----------
Mr. Dreisbach................     250,000           7.3        22.6875     05/31/10    $3,567,012   $9,039,508
Mr. Marquart.................      25,000           0.7        35.5000     04/13/10    $  558,144   $1,414,446
                                   75,000           2.2        22.6875     05/31/10    $1,070,104   $2,711,852
Mr. Mott.....................      25,000           0.7        35.5000     04/13/10    $  558,144   $1,414,446
                                   75,000           2.2        22.6875     05/31/10    $1,070,104   $2,711,852
Mr. Schellman................      30,000           0.9        35.5000     04/13/10    $  669,773   $1,697,336
                                   75,000           2.2        22.6875     05/31/10    $1,070,104   $2,711,852
Mr. Wall.....................      25,000           0.7        35.5000     04/13/10    $  558,144   $1,414,446
                                   75,000           2.2        22.6875     05/31/10    $1,070,104   $2,711,852
Mr. Wernke...................      25,000           0.7        35.5000     04/13/10    $  558,144   $1,414,446
                                   75,000           2.2        22.6875     05/31/10    $1,070,104   $2,711,852

---------------
(1) Options granted under the Company's employee Stock Option Plans typically vest at the rate of 25% after one year and approximately two percent per month thereafter, such that the options are fully vested in four years.

(2) Based on options covering a total of 3,442,923 shares of Common Stock granted to employees in 2000.

(3) For new grants, the potential realizable value is calculated based on the term of the option at the time of grant (10 years). Potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END (#)            AT FY-END($)(2)
                        SHARES ACQUIRED        VALUE        ---------------------------   ---------------------------
                        ON EXERCISE (#)   REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                        ---------------   ---------------   -----------   -------------   -----------   -------------
Mr. Dreisbach.........          --                --          375,083        497,917           0              0
Mr. Mott..............       2,500            25,813           58,123        184,377           0              0
Mr. Marquart..........          --                --           64,707        182,293           0              0
Mr. Wall..............          --                --           41,665        183,335           0              0
Mr. Wernke............          --                --           42,187        184,377           0              0
Mr. Schellman.........          --                --           41,664        188,336           0              0

---------------
(1) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise (the closing sale price reported on the Nasdaq National Market on that date) minus the exercise price, and does not necessarily indicate that the optionee sold the stock.

(2) Value of unexercised options at fiscal year-end is based on the fair market value of the Company's Common Stock at December 31, 2000 of $10.0625 (based on the closing sale price reported on the Nasdaq National Market on that date) minus the exercise price of the option. There were no unexercised options at fiscal year end held by the Named Executive Officers that were in-the-money.

                  CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. In May 1998, the Company entered into an employment agreement with Mr. Dreisbach, which provided for salary, bonus and option grants for the ensuing year. In addition, under the agreement, in the event that the Company were to terminate Mr. Dreisbach's employment other than for cause (as defined in the agreement) at any time or if Mr. Dreisbach were to voluntarily terminate his employment for good reason (as defined in the agreement) within 90 days prior to or 180 days after a change in control of the Company, the Company would pay to Mr. Dreisbach, for a period of 12 months, the base compensation and health benefits to which he was entitled on the date of his termination. In addition, under Mr. Dreisbach's non-plan option, in the event of a change in control, the option would come fully vested if, within 90 days prior to or 180 days following such change in control, his employment were terminated for any reason other than for cause or if he terminated his employment for good reason. In addition, under the non-plan option, if Mr. Dreisbach were terminated without cause or voluntarily terminated his employment for good reason, he could exercise his options (to the extent exercisable) for up to two years following such termination.

     In connection with Mr. Dreisbach's resignation from the Company in February 2001, in March 2001, the Company entered into a separation agreement with Mr. Dreisbach providing for continued vesting of 875,000 options previously granted to Mr. Dreisbach on a monthly basis through May 8, 2002, and extended the post termination exercise period of these options until May 8, 2004. In addition, under the agreement, the Company entered into a consulting agreement with Mr. Dreisbach for the period commencing March 31, 2001 and ending May 8, 2002, providing for 15 monthly payments to Mr. Dreisbach of $28,051.94 for his services as a consultant.

     In addition, the Company's employment arrangements with each of the current executive officers, other than Messrs. Derrickson and Dreisbach, provide that upon a change in control of the Company that results in the elimination of, or a material reduction in, the scope of the officers' responsibilities, they would be entitled to severance benefits consisting of six months' salary and continuation of benefits as well as the acceleration of vesting of their options for periods ranging from one to two years.

     SEPARATION ARRANGEMENTS. In November 2000, the Company entered into a separation agreement with Mr. Schellman providing that the Company pay Mr. Schellman severance benefits equal to six months of his base salary for the year 2000, such payments totaling approximately $116,607, during the period from November 22, 2000 through May 14, 2001 and health benefits. Mr. Schellman will also be eligible to receive his 2000 bonus in an amount up to 40% of his base salary. In addition, under the agreement, the vesting and exercise periods of Mr. Schellman's options were extended until May 14, 2001 and December 31, 2001, respectively.

     ACCELERATION OF VESTING UNDER STOCK OPTION PLANS. The Company's Stock Option Plans for the benefit of employees and consultants, the 1997 Equity Incentive Plan, the 1997 Non-Officer Equity Incentive Plan and the 2000 Equity Incentive Plan, provide for acceleration of vesting under certain circumstances. Options to purchase approximately 4,134,806, 673,078 and 1,037,733 shares of Common Stock, respectively, were outstanding under these plans as of December 31, 2000. The Stock Option Plans provide that, in the event an optionee is terminated other than for cause within 12 months after a change in control, as defined in the plans, the options held by the optionee under the plans will become fully vested.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION(1)

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee currently consists of Bram B. Johnson, who is Chairman of the Committee, and David M. Moore, neither of whom is an employee of the Company. The Compensation Committee is responsible for establishing the Company's compensation programs for all employees, including executives. The Company applies a consistent methodology to compensation for all employees, including executive officers. It is based on the premise that the Company's results are achieved through the coordinated efforts of all individuals working towards meeting customer and stockholder expectations.

     The goals of the Company's compensation program are to align compensation with business objectives and performance while enabling the Company to attract, retain and reward employees who contribute to the long-term success of the Company. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process. The Company has taken careful steps in an effort to make executive compensation consistent with that of other similar companies in the electronics and communications industries and, when appropriate, contingent upon the Company's achievement of near- and long-term objectives and goals. For fiscal 2000, the principal measures the Compensation Committee looked to in evaluating the Company's progress towards these objectives and goals were (1) the extent of completion of the deployment of the Company's high-speed network, (2) achieving certain financial performance levels and (3) increasing the Company's subscriber base and the number of authorized channel partners selling Ricochet services.

     For 1999, the Company's executive compensation program included the following components: (i) base salary, (ii) merit increases, (iii) annual incentives in the form of cash bonuses and (iv) options to purchase shares of Common Stock of the Company.

BASE SALARY

     Base salary is targeted toward the middle of the range established by surveys of comparable companies in the electronics and communications industries. Base salaries are reviewed annually to ensure that the Company's salaries are competitive within the target range. For the purpose of establishing these levels for fiscal 2000, the Company relied in part on an executive compensation survey of U.S.-based high technology companies conducted by a nationally recognized compensation consulting firm and on data obtained from executive search firms that place executives with Silicon Valley companies. The companies in the above-mentioned survey and data sources include a broad range of companies because the Company competes for talented executives with a wide range of companies in various industries. The Company believes the highly competitive employment environment of Silicon Valley has the greatest impact on base salary levels.

MERIT INCREASE

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's agreement that the individual's overall contribution to the Company deserves recognition. The base salaries paid to the Company's executive officers were increased in 2000 by amounts ranging from 20% to 31%, reflecting primarily changed responsibilities and their contributions to the Company's near- and long-term strategic objectives set forth above.
---------------

(1)The material in this report is not "soliciting material" is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CASH BONUSES

     Bonuses for executives are considered to be "pay at risk" and as such are used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that is represented by a bonus. Whether a bonus will be given, and the amount of any such bonus, is determined on a yearly basis.

     For fiscal 2000, the Compensation Committee's objectives for the payment of bonuses to executives were to recognize and reward performance, to encourage executives to exert maximum efforts to enable the Company to meet and exceed its objectives, as well as to ensure that the Company's compensation remains competitive to enable the Company to hire and retain top-performing executives. At the beginning of 2000, the Compensation Committee and the Board of Directors reviewed and approved the annual performance objectives for the Company. The actual cash bonus earned in 2000 by an executive officer depended upon the extent to which the Company's objectives were achieved.

     For 2000, in awarding cash bonuses to executive officers, the Compensation Committee evaluated the Company's performance against the objectives set forth above as follows: In fiscal 2000, the Company completed the launch of Ricochet service in 11 markets. The Company exceeded financial goals and signed a total of six channel partner Ricochet service providers. The Company did not meet subscriber goals and therefore, the executives did not earn any bonus based upon the subscriber goals. In light of the Company's success in achieving important objectives in fiscal 2000, the Compensation Committee decided to award bonuses to executives at 95% of their target levels, prorated for the time each executive had been with the Company during the year. The Company's executive officers received bonuses ranging from 38% to 57% of their base salaries. Bonus awards are approved by the Chief Executive Officer and the Compensation Committee in the case of executives other than the Chief Executive Officer and by the Compensation Committee alone in the case of the Chief Executive Officer.

STOCK OPTIONS

     The Compensation Committee believes that stock ownership by management is beneficial in aligning the interests of management and stockholders with respect to enhancing stockholder value. Stock options are also used to retain executives and motivate them to improve long-term stockholder value. Stock options are granted at the prevailing market value and will only have future value if the Company's stock price increases. Generally, stock option grants vest 25% after the first year and monthly thereafter in 36 equal amounts over three years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants. The Company's executive officers received options to purchase Common Stock at levels ranging from 100,000 for continuing executive officers to 200,000 shares for executive officers joining the Company during the year.

CHIEF EXECUTIVE OFFICER

     The Compensation Committee uses the same philosophy described above with respect to other executive officers in setting the compensation for its Chief Executive Officer, Mr. Dreisbach. In May 1999 and in 2000, the base salary of Mr. Dreisbach was increased by 12.5% and 26.6% respectively, largely reflecting his contributions toward the Company's near- and long-term strategic objectives set forth above. In addition, Mr. Dreisbach was eligible to receive a bonus for 2000 equal to 50% of his base salary if the Company achieved a targeted level of certain performance objectives. In light of the progress made towards the Company's objectives during the year, the Compensation Committee approved a cash bonus award to Mr. Dreisbach of 95% of his targeted bonus of 50% of his increased base salary pro rated for 2000. In addition, the Compensation Committee approved a grant of an option to purchase 250,000 shares of Common Stock.

SECTION 162(m)

     Section 162(m) of the Code, generally imposes on the Company an annual corporate deduction limitation of $1 million on the compensation paid to certain executive officers. Compensation in excess of $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The Compensation Committee has not yet adopted a policy with respect to the treatment of all forms of compensation under Section 162(m); however, the Committee has determined that stock options granted under the Company's 1997 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant should, where practicable, be treated as "performance-based compensation," and the 1997 Equity Incentive Plan contains provisions designed to allow compensation recognized by an executive as a result of the grant of a stock option to be deductible by the Company.

                                          2000 COMPENSATION COMMITTEE

                                          Bram B. Johnson, Chairman
                                          David M. Moore

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For 2000, the Compensation Committee was composed of Messrs. Johnson and Moore. Mr. Moore is the Business Development Director of Vulcan Northwest, Inc., a venture capital firm affiliated with Vulcan, the Company's largest stockholder. In October 1998, the Company entered into a $30 million line of credit agreement with Vulcan, and in June 1999, the Company entered into a $30 million bridge loan with Vulcan. On November 15, 1999, the Company sold 30 million shares of Series A1 Preferred Stock to WorldCom and 30 million shares of Series A2 Preferred Stock to Vulcan at a price of $10 per share to each purchaser. The net proceeds of the sale of preferred stock to Vulcan were used to repay outstanding indebtedness to Vulcan on November 15, 1999 of approximately $61.7 million, including accrued interest. In December 2000, the Company issued to Vulcan 1,950,000 million shares of Series A2 Preferred Stock to Vulcan for the 6.5% annual dividend payable on the redeemable convertible preferred stock held by Vulcan.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following table shows the total stockholder return of an investment of $100 in cash on December 31, 1995 for (a) the Company's Common Stock, (b) the Nasdaq Stock Market (U.S.) Index and (c) the Nasdaq Telecommunications Index ("Nasdaq Telecommunications"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
           AMONG METRICOM, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX
[PERFORMANCE GRAPH]

                                                                                  NASDAQ STOCK                   NASDAQ
                                                     METRICOM, INC.               MARKET (U.S.)            TELECOMMUNICATIONS
                                                     --------------               -------------            ------------------
12/95                                                    100.00                      100.00                      100.00
12/96                                                    110.09                      123.03                      102.25
12/97                                                     70.64                      150.68                      149.26
12/98                                                     38.07                      212.46                      247.02
12/99                                                    577.06                      394.82                      438.28
12/00                                                     73.86                      237.37                      188.48

---------------
 * $100 Invested on 12/31/95 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

(1) The material in this section is not "soliciting material" is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

                              CERTAIN TRANSACTIONS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to these provisions, the Company has entered into indemnification agreements with each of its directors and officers and has obtained director and officer liability insurance.

     On November 15, 1999, the Company sold 30 million shares of Series A1 Preferred Stock to WorldCom at a price of $10 per share. In connection with the purchase of shares of Series A1 Preferred Stock, WorldCom was given the right to elect one member of the Company's Board of Directors. As of April 1, 2000, WorldCom had not yet exercised this right. In addition, the Company has entered into a Reseller Agreement with

WorldCom dated June 20, 1999, as amended, pursuant to which WorldCom would sell subscriptions to the Ricochet service. Pursuant to this agreement, WorldCom has agreed to pay the Company at least $388 million in revenue over the five years following the launch of the Company's service, subject to the timely deployment of the Company's network, the Company's ability to meet agreed upon performance standards and the ability of the Company to attract a significant number of subscribers through other partners. WorldCom and/or its subsidiaries have also entered into ordinary course agreements with the Company regarding the provisioning of circuits for the Company's network and the purchase of telecommunications services for which the Company paid WorldCom and its subsidiaries a total of approximately $11.9 million in 2000.

     In February 2001, the Company entered into an employment agreement with Mr. Derrickson in connection with his position as Interim CEO, which provides that the Company pay Mr. Derrickson a salary of $150,000 per month for an initial term ending June 30, 2001, such initial term being subject to one automatic extension ending August 31, 2001. In addition, under the agreement, in the event that Mr. Derrickson attracts third party investment in the Company during his term as Interim CEO and for a period of 24 months thereafter, he will be paid an automatic and non-discretionary bonus of 1.5% of the cash value of the new investment funds. In the event of a sale, exchange or transfer of substantially all the assets of the Company or a change in control of the Company, the Company will pay Mr. Derrickson an automatic and non-discretionary bonus of 1.5% of the purchase price paid in the sale or upon the change in control. In addition, the agreement provides for the employment of Mr. Derrickson as a consultant at the conclusion of his employment as Interim CEO for a minimum of one year and provides for a salary of $5,000.00 per day for a minimum of three days per month, for a term of one year. In the event that Mr. Derrickson, for good cause, terminates his employment as Interim CEO or consultant, the Company will pay Mr. Derrickson severance benefits equal to the amounts remaining due under the agreement.

     See "Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions with Vulcan.

                                          By Order of the Board of Directors

                                          [SIG]
                                          Dale W. Marquart
                                          Secretary

May 15, 2001

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SEC ON FORM 10-K, AS AMENDED, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 IS AVAILABLE WITHOUT CHARGE (EXCLUDING CERTAIN EXHIBITS) UPON WRITTEN OR ORAL REQUEST OF ANY PERSON TO WHOM A PROXY STATEMENT IS DELIVERED. REQUESTS SHOULD BE DIRECTED TO: CORPORATE SECRETARY, METRICOM, INC., 333 WEST JULIAN STREET, SAN JOSE, CALIFORNIA 95110 OR TELEPHONE:
(408) 282-3000.

                                                                      APPENDIX A

                                 METRICOM, INC.
                            AUDIT COMMITTEE CHARTER

PURPOSE AND POLICY

     The Audit Committee shall provide assistance and guidance to the Board of Directors of the Company in fulfilling its oversight responsibilities to the Company's stockholders with respect to the Company's corporate accounting and reporting practices as well as the quality and integrity of the Company's financial statements and reports. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent public accountants, the Company's financial management and internal auditors.

COMPOSITION AND ORGANIZATION

     The Audit Committee shall consist of at least three members of the Board of Directors. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq National Market.

     The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each member of the Committee after each meeting. The operation of the Audit Committee shall be subject to the By-laws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

AUTHORITY

     The Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, subject to the prior approval of the Board, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

ATTENDANCE

     Committee members will strive to be present at all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent accountants and internal audit be present at Committee meetings.

RESPONSIBILITIES

     The Audit Committee is a part of the Board, and will make reports to the Board concerning its activities from time to time or whenever it shall be called upon to do so.

     The Audit Committee should have a clear understanding with the independent public accountants that they must maintain an open and transparent relationship with the Audit Committee, and that the ultimate accountability of the independent public accountants is to the Board and the Audit Committee.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent public accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent public accountants or to assure compliance with laws and regulations and the Company's business conduct guidelines.

     In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. The Committee shall be charged with the following functions:

          1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

          2. To recommend annually to the Board of Directors the firm of certified public accountants to be employed by the Company as its independent public accountants for the ensuing year, which firm is ultimately accountable to the Audit Committee and the Board, as representatives of the Company's stockholders.

          3. To review the engagement of the independent public accountants, including the scope, extent and procedures of the audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate.

          4. To evaluate, together with the Board, the performance of the independent public accountants and, if so determined by the Audit Committee, to recommend that the Board replace the independent public accountants.

          5. Inquire as to the independence of the independent public accountants and obtain from the independent public accountants, at least annually, a formal written statement delineating all relationships between the independent public accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

          6. Arrange with the independent public accountants that they will advise the Committee through its Chair and management of the Company of any material unresolved matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q. Also receive a written confirmation provided by the independent public accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

          7. At the completion of the annual audit, review with management, internal audit (if applicable) and the independent public accountants the following:

             (a) The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.

             (b) Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

             (c) Other communications as required to be communicated by the independent public accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent public accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

             (d) If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

          8. To evaluate the cooperation received by the independent public accountants during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information. The independent public accountants should confirm to the Audit Committee that no limitations have been placed on the scope or nature of their audit procedures.

          9. To confer with the independent public accountants and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect.

          10. To confer with the independent public accountants, Chief Financial Officer and General Counsel in separate executive sessions to discuss any matters that the Audit Committee, the independent public accountants or senior management believe should be discussed privately with the Audit Committee.

          11. To review with the General Counsel any significant regulatory or other legal matters that could have a material impact on the Company's financial statements , compliance programs and policies, if, in the judgment of the Audit Committee, such review is necessary or appropriate.

          12. To investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate.

          13. To prepare or cause to be prepared the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement, and if appropriate, approve such report for inclusion at least every three years.

          14. To report to the Board of Directors from time to time or whenever it shall be called upon to do so.

          15. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

                                 METRICOM, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 21, 2001


        The undersigned hereby appoints RALPH C. DERRICKSON and DALE W. MARQUART, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Metricom, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Metricom, Inc. to be held at Metricom's corporate headquarters located at 333 West Julian Street, San Jose, California on Thursday, June 21, 2001 at 1:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

        MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect Ralph C. Derrickson and Robert P. Dilworth to hold office until the 2004 Annual Meeting of Stockholders.

    [ ]   FOR all nominees listed             [ ]   WITHHOLD AUTHORITY to
          above  (except as marked to               vote for all nominees
          the contrary below).                      listed below.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                  MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2: To ratify the selection of Arthur Andersen LLP as independent auditors of the Company for its fiscal year ending December 31, 2001.

    [ ]   FOR                  [ ]   AGAINST                 [ ]   ABSTAIN


DATED:
       -------------------             -----------------------------------------


                                       -----------------------------------------
                                       Signature(s)

             Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

        PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.